Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Steve Des Champs

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING REPORTS THIRD QUARTER REVENUES INCREASE 8% TO $125.4 MILLION

Adjusted for certain charges, reports earnings of $0.07 per share, or a loss of $(0.13) per share after charges

Las Vegas, NV, April 28, 2005 - Alliance Gaming Corporation (NYSE: AGI) today announced its results for its third fiscal quarter ending March 31, 2005. Third quarter net loss from continuing operations totaled $(6.4) million, or $(0.13) per share, including certain charges described below totaling $(0.20) per share.  Excluding these charges resulted in third quarter income from continuing operations of $3.6 million, or $0.07 per share. For the comparable prior year quarter ended March 31, 2004, the Company reported income from continuing operations of $12.2 million or $0.24 per diluted share on revenues of $116.2 million.

Consolidated results for the March 31, 2005 quarter include:

•                  Revenues of $125.4 million, an increase of 10% on a sequential basis compared to the quarter ended December 31, 2004, and an increase of 8% from $116.2 million in the prior year quarter.

•                  Operating loss from continuing operations of $(2.2) million compared to an operating loss of $(7.7) million for the quarter ended December 31, 2004, compared to operating income of $22.2 million in the prior year quarter.

•                  EBITDA excluding certain charges, of $24.7 million, compared to $16.0 million for the quarter ended December 31, 2004, and $30.3 million in the prior year quarter.

•                  Pre-tax charges totaling $13.7 million including inventory obsolescence, impairment charges, restructuring charges, and a tax charge of $1.4 million (in aggregate $(0.20) per share).

Earnings before interest, taxes, depreciation, amortization, refinancing charges, restructuring  charges, stock-based compensation and inventory and asset write-downs (EBITDA) is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA to GAAP net income (loss) from continuing operations is attached to this press release.  Earnings excluding certain charges and EPS excluding certain charges are not GAAP measurements, and the reconciliation to the appropriate GAAP measurements is attached to this press release.

“I am pleased with our progress during the quarter on our key business initiatives, including our Alpha video product roll out.  We tracked against our plans during the quarter, and our earnings per share, excluding charges, is encouraging,” said Richard Haddrill, President and CEO.

Third Quarter Charges:

A summary of the charges incurred in March 31, 2005 quarter include:

•                  Inventory obsolescence charges totaling $7.9 million, or ($0.10) EPS net of tax, which is included in cost of goods sold, and includes further write-downs for slow moving legacy products.

•                  Impairment charges totaling $3.6 million, or ($0.04) EPS net of tax, to reflect the write-down of certain intellectual property assets, gaming devices, and other assets.

•                  Restructuring charges totaling $2.2 million, or ($0.03) EPS net of tax, resulting from the additional reductions in force completed during the quarter.

•                  Tax charge of $1.4 million, or ($0.03) EPS for the estimated potential tax liability for the relocation of the Company’s German distribution operations.

Liquidity and Capital Expenditures:

•                  Cash flows from operations, as defined under GAAP, totaled $22.8 million for the quarter ended March 31, 2005, and $15.1 million for the nine months ended March 31, 2005.

•                  As of March 31, 2005, cash and cash equivalents totaled $31.4 million, which included approximately $2.0 million held for operational purposes in vaults, cages and change banks and $13.3 million held in jackpot reserve accounts.

•                  For the quarter ended March 31, 2005, consolidated capital expenditures, including costs to produce proprietary games, totaled $15.5 million, compared to $16.2 million for the prior year quarter. The current period capital expenditures were driven by the continued deployment of wide-area progressive and daily-fee games.

Interest expense for continuing operations for the current quarter totaled $5.1 million compared to $4.6 million in the prior year period due to higher interest rates on lower borrowings.

******

The Company will hold its conference call on Thursday, April 28, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Participants may access the call by dialing (913) 981-4913 and using participant passcode 4321756. The Company will also broadcast the conference call over the Internet.  Interested parties are asked to log on to the call at www.alliancegaming.com, using the Investor Relations tab, 10 minutes prior to the start of the call.

Supplemental Business Unit Detail

The following chart summarizes the financial information for the Bally Gaming and Systems business unit (dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues:
Game sales	$53.1	$49.2	$150.6	$141.5
Gaming operations	31.6	21.7	95.5	53.5
System sales	27.0	31.1	70.6	91.8
Total	$111.7	$102.0	$316.7	$286.8
Gross margin	54.2	60.6	155.1	173.4
Selling, general & administrative	29.2	24.3	97.8	62.9
Research and development	10.6	9.1	32.7	24.5
Restructuring charges	2.2	—	3.1	—
Impairment charges	3.6	—	3.6	—
Depreciation & amortization	11.2	7.1	31.8	17.3
Operating income (loss)	$(2.6)	$20.1	$(13.9)	$68.7
Summary operating statistics:
Gross Margin%
Games	20%	45%	18%	46%
Gaming operations	71%	73%	75%	73%
Systems	78%	73%	79%	76%
New gaming devices sold	3,966	3,893	9,829	10,990
OEM units sold	—	256	1,954	2,950
New unit ASP (excluding OEM)	$10,136	$9,816	$10,381	$8,724
Systems revenue detail:
Hardware and software sales	$15.7	$22.6	$35.8	$65.3
Maintenance and service revenues	11.3	8.5	34.8	26.5
Total Systems revenues	$27.0	$31.1	$70.6	$91.8
GMU installed base	282,000	265,000
Casino management systems base	225	213
System managed TITO games	136,000	64,000

Installed base of recurring revenue games:

	As of March 31st
	2005	2004
WAP games	1,660	1,670
Daily-fee games	8,620	5,780
Total	10,280	7,450

Centrally determined link count	18,720	15,170

Revenues from games and related parts sales totaled $53.1 million, an increase of $7.0 million on a sequential basis compared to the December 31, 2004 quarter, and an increase of $3.9 million over the prior year quarter.  The average new-unit selling price was $10,136 and we also increased the sale of used games, parts, and game kits.

Game sales gross margin decreased to 20% from 45% in the prior year quarter resulting from discounting of slower moving products and a $7.9 million inventory charge, or $(0.10) per share net of tax, for certain discontinued and obsolete products. The gross margin for the current quarter excluding the obsolescence charge was 35%, compared to 32% in the December 31, 2004 quarter, both of which reflect a low margin contractual agreement that was completed during the current quarter.

Gaming Operations revenues totaled $31.6 million, an increase of $1.0 million on a sequential basis. The gross placements for all WAP and daily-fee games totaled 1,250 units and returns totaled 1,484 units, resulting in a net decrease of 234 units in the installed base of games on a sequential basis compared to December 31, 2004.  This sequential decrease was primarily due to the previously disclosed return of 550 TILG games. The casino-owned central determination link count increased 995 net units on a sequential basis primarily due to unit placements in Oklahoma and Washington. Gaming operations gross margin decreased to 71% from 73% in the prior year quarter.

Bally Systems revenues totaled $27.0 million, an increase of $2.8 million on a sequential basis.  The recurring hardware and software maintenance revenues continued to increase due to the larger installed base of game monitoring units and eTicket sites, which currently stands at 282,000 in 225 casinos world-wide managing 136,000 TITO games.  Bally Systems gross margin increased to 78% compared to 73% in the prior year period reflecting the higher proportion of high margin maintenance and services revenues.

Bally Gaming’s selling, general and administrative costs, excluding restructuring charges, totaled $29.2 million, compared to $24.3 million in the prior year quarter.  This increase reflects the inclusion of SG&A costs for Class II and centrally determined gaming operations which were acquired on March 3, 2004.  Selling, general and administrative costs decreased $4.0 million on a sequential basis compared to the quarter ended December 31, 2004.  Certain recurring expenses have been reduced in the areas of consulting, legal, regulatory, provisions for bad debts, and payroll partially as a result of additional staff reductions, which occurred in January and February 2005. These staff reductions resulted in a pre-tax restructuring charge totaling $2.2 million, or ($0.03) per share, net of tax, for severance benefits.  The restructuring plan includes the consolidation of our European distribution operations resulting in a $1.4 million tax charge ($0.03 per share) which is included in income tax expense in the statement of operations.

Research and development expenses totaled $10.6 million, an increase of $0.2 million on a sequential basis. These R&D expenses incurred relate to investments in new and existing products, including the Alpha video platform and related game content development.

Depreciation and amortization totaled $11.2 million, an increase of $0.3 million on a sequential basis.  This increase reflects the higher base of WAP and daily-fee games and the amortization of the purchased intangible assets.

As a result of its ongoing review of long-lived assets, the Company determined that certain intellectual property assets were no longer recoverable, resulting in an impairment charge of $1.3 million.  The Company also reduced the estimated useful lives of certain participation games from three years to two years based on current market trends, resulting in an impairment charge of $0.8 million.  The Company also recorded an impairment charge for a development loan totaling $1.5 million.  The combined after tax impact of these items totaled $(0.04) per share.

Casino Operations

The following chart summarizes the financial information for the Rainbow Casino in Vicksburg, Mississippi (Dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Rainbow Casino
Revenues	$13.7	$14.2	$39.3	$39.3
Operating Income	$4.8	$5.2	$12.7	$13.0

Average No. of Gaming Devices	916	930	929	930
Average No. of Table Games	12	12	12	12

Rainbow Casino reported a decrease in revenues and operating income of 4% and 8%, respectively, compared to the prior year quarter. EBITDA decreased 4% to $5.6 million.  For the period, slot revenue grew 2.5% and slot win per day grew 1% to $161 per day.  A reconciliation of operating income reported by the Rainbow Casino business segment to its EBITDA is attached to this press release.

* * *

FORWARD LOOKING STATEMENTS

The disclosures herein include statements that are “forward looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby.  Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company.  Future operating results may be adversely affected as a result of a number of factors including the impact of competition, uncertainties concerning such matters as the Company’s ability to service debt, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, the outcome of pending litigation matters including the pending securities class actions, gaming taxes and value added taxes, and other factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-K and 10-Q.

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nevada.  The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and operates the Rainbow Casino in Vicksburg, Mississippi. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

(Tables Follow)

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues
Gaming equipment and systems	$111,678	$101,977	$316,688	$286,764
Casino operations	13,734	14,262	39,339	39,329
	125,412	116,239	356,027	326,093
Costs and expenses:
Cost of gaming equipment and systems	57,453	41,378	161,626	113,395
Cost of casino operations	4,857	5,324	14,248	15,211
Selling, general and administrative	36,510	30,198	121,216	80,812
Research and development costs	10,589	9,059	32,719	24,462
Restructuring charges	2,219	—	3,654	—
Impairment charges	3,599	—	3,599	—
Depreciation and amortization	12,373	8,128	35,234	20,595
	127,600	94,087	372,296	254,475
Operating income (loss)	(2,188)	22,152	(16,269)	71,618
Other income (expense)
Interest income	215	1,817	1,013	1,943
Interest expense	(5,073)	(4,590)	(12,785)	(14,188)
Minority interest	(907)	(722)	(2,551)	(1,749)
Refinancing / bank amendment charges	—	—	(564)	(12,293)
Other, net	24	(182)	552	(1,081)

Income (loss) from continuing operations before income taxes	(7,929)	18,475	(30,604)	44,250
Income tax expense (benefit)	(1,480)	6,234	(10,210)	15,944
Income (loss) from continuing operations	(6,449)	12,241	(20,394)	28,306
Income (loss) from discontinued operations, net	(395)	1,593	(4,771)	10,299
Net income (loss)	$(6,884)	$13,834	$(25,165)	$38,605

Basic earnings (loss) per share
Continuing operations	$(0.13)	$0.25	$(0.41)	$0.57
Discontinued operations	(0.01)	0.03	(0.09)	0.21
Total	$(0.14)	$0.28	$(0.50)	$0.78

Diluted earnings (loss) per share
Continuing operations	$(0.13)	$0.24	$(0.41)	$0.56
Discontinued operations	(0.01)	0.03	(0.09)	0.20
Total	$(0.14)	$0.27	$(0.50)	$0.76

Weighted average diluted common and common share equivalents outstanding	51,057	51,449	50,485	50,522

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

	As of
	March 31,	June 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$31,414	$172,726
Accounts and notes receivable, net of allowances for doubtful accounts of $13,381 and $9,722	105,781	129,779
Inventories, net	58,319	61,135
Deferred tax assets, net	19,982	20,054
Other current assets	16,952	12,420
	232,448	396,114

Long-term investments (restricted)	9,622	2,528
Long-term receivables and lease receivables, net	16,037	18,132
Leased gaming equipment, net of accumulated depreciation of $46,138 and $31,105	46,205	46,634
Property, plant and equipment, net of accumulated depreciation of $31,616 and $23,127	74,986	75,838
Goodwill, net	175,077	136,989
Intangible assets, net of accumulated amortization of $17,152 and $12,489	57,185	63,623
Assets of discontinued operations held for sale	—	4,442
Deferred tax assets, net	14,895	—
Other assets, net	14,935	6,354
	$641,390	$750,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,856	$37,515
Income taxes payable	6,353	7,233
Accrued liabilities	61,301	51,469
Jackpot liabilities	12,576	12,075
Current maturities of long-term debt	4,768	5,866
Liabilities of discontinued operations held for sale	—	4,337
	109,854	118,495
Long-term debt, net of current maturities	345,442	423,089
Deferred tax liabilities, minority interest and other liabilities	8,339	8,267
Total liabilities	463,635	549,851
Stockholders’ equity	177,755	200,803
	$641,390	$750,654

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In 000’s)

	Nine Months Ended March 31,
	2005	2004
Continuing Operations
Net income (loss)	$(25,165)	$38,605
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	4,771	(10,299)
Depreciation and amortization	35,234	20,595
Stock-based compensation	1,356	—
Refinancing / bank amendment charges	564	12,293
Deferred income taxes	(3,996)	(6,257)
Provision for losses on receivables	5,700	755
Inventory and other discontinued asset write-downs	25,565	—
Other	(1,207)	(1,354)

Change in operating assets and liabilities, net of effects of business acquired:
Purchase of appeal bond	(7,600)	—
Accounts and notes receivable	18,458	(8,725)
Inventories	(8,347)	(3,080)
Other current assets	(4,955)	(627)
Accounts payable	(12,814)	9,893
Accrued liabilities and jackpot liabilities	(12,449)	16,255
Net cash provided by operating activities of continuing operations	15,115	68,054
Cash flows from investing activities of continuing operations:
Advances of notes receivable due from Sierra Design Group	—	(72,820)
Additions to property, plant and equipment	(9,124)	(9,556)
Additions to leased gaming equipment	(30,076)	(26,372)
Additions to other long-term assets	(2,177)	(12,825)
Acquisitions, net of cash acquired	(12,000)	(50,675)
Proceeds from sale of net assets of discontinued operations	1,911	16,500
Net cash used in investing activities of continuing operations	(51,466)	(155,748)
Cash flows from financing activities of continuing operations:
Capitalized debt issuance costs	(1,053)	(6,954)
Premium paid on early redemption of debt	—	(5,399)
Proceeds from the issuance of long-term debt	—	350,000
Net change in revolving credit facility	—	70,000
Payoff of debt due to sale of net assets of discontinued operations	(101,618)	(337,625)
Reduction of long-term debt	(5,283)	(2,986)
Re-purchase of treasury shares	(164)	—
Proceeds from exercise of stock options and warrants	1,068	6,623
Net cash (used in) provided by financing activities of continuing operations	(107,050)	73,659
Effect of exchange rate changes on cash	385	100

Discontinued operations:
Cash provided by discontinued operations	1,704	7,557
Cash and cash equivalents:
Decrease for the period	(141,312)	(6,378)
Balance, beginning of period	172,726	38,884
Balance, end of period	$31,414	$32,506

ALLIANCE GAMING CORPORATION

Other Supplemental Information

Reconciliation of EBITDA to net income (loss) from continuing operations:

The following table reconciles earnings before interest, taxes, depreciation, amortization, refinancing charges, severance charges, stock-based compensation and inventory write-down charge (EBITDA) to the Company’s net income (loss) from continuing operations (in 000’s):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net income (loss) from continuing operations	$(6,449)	$12,241	$(20,394)	$28,306
Income taxes	(1,480)	6,234	(10,210)	15,944
Other expense, net	883	904	1,999	2,830
Interest expense, net	4,858	2,773	11,772	12,245
Stock-based compensation	813	—	1,356	—
Inventory and other asset write-downs	11,477	—	25,565	—
Refinancing charge	—	—	564	12,293
Restructuring charges	2,219	—	3,654	—
Depreciation and amortization	12,373	8,128	35,234	20,595
EBITDA from continuing operations	$24,694	$30,280	$49,540	$92,213

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA may not be comparable to similarly titled measures reported by other companies.

We believe that the analysis of EBITDA, which is not a GAAP-based financial measurement, is a useful adjunct to operating income, net income, cash flows and other GAAP-based measures.  EBITDA is a common measure of performance in the gaming industry but may not be comparable to similarly titled measures reported by other companies. We disclose EBITDA primarily because it is a performance measure used by management in evaluating the performance of our business units. Additionally, EBITDA is utilized as a performance measure in covenants for our bank credit agreement.  Although inventory and asset write-downs are normal and customary, they are not included in the EBITDA definition in our bank credit agreement.

This non-GAAP information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

The following tables reconcile operating income (loss) by business segment to EBITDA:

For the quarter ended March 31, 2005 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Restructuring & Stock-based Compensation	Inventory and Asset Write downs	EBITDA

Bally Gaming & Systems	$(2,575)	$11,200	$2,186	$11,477	$22,288
Rainbow Casino	4,812	828	—	—	5,640
Corporate Expenses	(4,425)	345	846	—	(3,234)
	$(2,188)	$12,373	$3,032	$11,477	$24,694

For the quarter ended March 31, 2004 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Restructuring & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA

Bally Gaming & Systems	$20,096	$7,115	$—	$—	$27,211
Rainbow Casino	5,157	690	—	—	5,847
Corporate Expenses	(3,101)	323	—	—	(2,778)
	$22,152	$8,128	$—	$—	$30,280

For the nine months ended March 31, 2005 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Restructuring & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA

Bally Gaming & Systems	$(13,902)	$31,821	$3,075	$25,565	$46,559
Rainbow Casino	12,690	2,415	—	—	15,105
Corporate Expenses	(15,057)	998	1,935	—	(12,124)
	$(16,269)	$35,234	$5,010	$25,565	$49,540

For the nine months ended March 31, 2004 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Restructuring & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA

Bally Gaming & Systems	$68,670	$17,332	$—	$—	$86,002
Rainbow Casino	12,985	2,061	—	—	15,046
Corporate Expenses	(10,037)	1,202	—	—	(8,835)
	$71,618	$20,595	$—	$—	$92,213

Reconciliation of GAAP Earnings to Adjusted Earnings:

	Three Months Ended March 31,
	2005	2004
Income (loss) from continuing operations	$(6,449)	$12,241
Restructuring charges, net of tax	1,398	—
Impairment charges, net of tax	2,267	—
Inventory charges, net of tax	4,963	—
Tax charge	1,447	—
Adjusted Earnings	$3,626	$12,241

Reconciliation of GAAP EPS to Adjusted EPS:

	Three Months Ended March 31,
	2005	2004
Income (loss) from continuing operations	$(0.13)	$0.24
Restructuring charges, net of tax	0.03	—
Impairment charges, net of tax	0.04	—
Inventory charges, net of tax	0.10	—
Tax charge	0.03	—
Adjusted EPS	$0.07	$0.24

Adjusted EPS excludes certain charges, including restructuring, impairment charges, inventory write-downs and a tax charge resulting from the consolidation of the Company’s European distribution operations.

Adjusted EPS is presented solely as a supplemental disclosure because the Company believes that it is a measure of operating performance used in the gaming industry, and is considered by the Company to be a better measure of the Company’s operating results both in comparison to historical results as well as future results.  The above tables reconcile the Adjusted Earnings and Adjusted EPS to GAAP-based measurements.